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                                  Exhibit 99

                      Press Release Dated August 10, 1998
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Date:          August 10, 1998

Contact:       Larry R. Goddard
               Investor Relations Department
               (402) 390-6553


FOR IMMEDIATE RELEASE
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     Omaha, Nebraska (August 10, 1998)--Commercial Federal Corporation (NYSE:
CFB) and First Colorado Bancorp, Inc. (NASDAQ: FFBA) jointly announced today that they have agreed to complete their pending merger on or about Friday, August 14, 1998, subject to satisfaction or waiver of any remaining conditions thereto, at a final exchange ratio of .9847 of a share of Commercial common stock for each share of First Colorado common stock.

     As a result of recent movements in Commercial's stock price and market prices generally, First Colorado would have been entitled to terminate the Merger Agreement, dated as of March 9, 1998, between the companies and their bank subsidiaries, and to not complete the pending merger, subject to Commercial's right to increase the exchange ratio. However, First Colorado has agreed to waive such right in consideration for Commercial agreeing to increase the final exchange ratio from .9677 to .9847.

     Commercial Federal shares are traded on the New York Stock Exchange under the symbol "CFB."